AURELIO INTERCEPTS 300 FEET AVERAGING 1.30% ZINC and 1.7 GR/MT SILVER IN SOUTH COURTLAND AREA OF HILL COPPER-ZINC PROJECT

LITTLETON, COLORADO, December 5, 2007 News Release #07-24

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) is pleased to announce further results from recent drilling in the South Courtland area of the Company's wholly-owned Hill Copper-Zinc Project, located in the Turquoise Mining District, Cochise County, Arizona.

These results continue to validate the geologic model developed by the Company's geologists, as well as demonstrating the continuity of copper-zinc-silver mineralization of the South Courtland discovery. Presently, the South Courtland trend is estimated to be at least a mile long and is open to the west and at depth. Table 1 shows results from two new holes drilled into a zinc-rich area of the South Courtland deposit.

Table 1

Recent 2007 Drilling Results, Hill Copper-Zinc Project (South Courtland Area)

Drill Hole	From	To	Length	Zinc	Copper	Silver
BR07-30	105 ft	405 ft	300 ft	1.30%	0.12%	1.7 gr/MT*
Including:	245 ft	405 ft	160 ft	1.88%	0.14%	1.8 gr/MT

BR07-31	75 ft	200 ft	125 ft	0.88%	0.32%	4.6 gr/MT
Including:	145 ft	200 ft	55 ft	1.83%	0.53%	3.6 gr/MT

* grams per metric ton (which equals parts per million)

BR07-30 successfully tested the projection to depth of an earlier intercept encountered in drill hole BR07-04. BR07-31 was a step-out hole that tested an upward projection of a mineralized zone intercepted in hole BR07-16.

Drill hole BR07-29 was drilled into a copper-rich area within the South Courtland deposit. These results are shown in Table 2.

Table 2

Recent 2007 Drilling Results, Hill Copper-Zinc Project (South Courtland Area)

Drill Hole	From	To	Length	Copper	Zinc	Silver
BR07-29	395 ft	535 ft	140 ft	0.34%	0.03%	0.5 gr/MT

Also:	105 ft	215 ft	110 ft	0.42%	0.01%	1.0 gr/MT
Including:	115 ft	140 ft	25 ft	1.42%	0.21%	1.4 gr/MT

Also:	315 ft	335 ft	20 ft	0.52%	0.05%	0.7 gr/MT

BR07-29 bottomed in mineralized material, with the final five-foot assay interval grading 0.58% copper; the Company plans to re-drill and deepen this hole at a future date.

About The Company

Aurelio Resource Corporation is a mineral exploration and development company focused on achieving mid-tier producer status. The Company's wholly-owned Hill Copper-Zinc Project, contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold. The Company recently announced an independent estimate of the mineralized material at the MAN Area of the Project totaling 63.8 million tons at an average grade of 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

On behalf of the Board of Directors of Aurelio Resource Corporation

Contacts:

Stephen Doppler Diane Dudley

President & CEO Investor Relations

303-795-3030 303-945-7273 (direct)

800-803-1371 303-945-7270 (fax)

For additional information, please visit our website (www.AurelioResource.com) and/or send an email to DianeD@AurelioResource.com.

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will" , "would", "may", "can", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements in this news release include that our property contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent Form 10-KSB and Form 10-QSB filed with the Securities and Exchange Commission